December 4, 2018

Edward Cox
Chief Executive Officer
Dthera Sciences
7310 Miramar Rd., Suite 350
San Diego, CA 92126

       Re: Dthera Sciences
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed April 2, 2018
           Form 10-Q for the Fiscal Quarter Ended June 30, 2018
           Filed August 14, 2018
           File No. 333-191175

Dear Mr. Cox:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Telecommunications